Exhibit 99.1

Shineco, Inc. Provides Update on Process of Establishing Apocynum Industrial Park in Xinjiang, China.

BEIJING, November 1, 2017 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today provides an update on process of establishing an Apocynum Industrial Park in Xinjiang, China.

Shineco has worked on the development of the apocynum industrialization since 1997, and has overcome two out of three technical obstacles in the past, which were “Steam Explosion Degumming” and “Blending of Multiple Apocynum Fibers.” The Company also collaborates with the Chinese Academy of Sciences and more than 20 research institutes, hospitals and textile mills.

Through the cooperation with Fucheng Air Source Precision Machinery Parts Co.,Ltd, Shineco has successfully developed the apocynum straw separation machine, making apocynum industrialization possible. This breakthrough technology has ended a 50-year history of artificial separation process of apocynum, boosted the production efficiency by more than 200 times as well as lowed the cost of apocynum production for as much as 70%, As such, this marked a milestone that Shineco has overcome all of the three technical difficulties in apocynum industrialization. This new machine will be widely used in Apocynum Industrial Park in Xinjiang, China.

Apocynum is a special kind of Chinese herbal, which can be used to extract a unique fiber from its straw. Such fiber not only shares the similar characteristics of cotton, linen and silk, but also has a natural far infrared function and traditional Chinese medicine function. Therefore, many pharmaceutical company in the world are interested in developing the technologies that utilizes this attractive and profitable fibers. However, apocynum separation is a difficult process, mainly because the straw of the apocynum contains 25% gelatine, which makes processing apocynum very costly. A worker can separate only 2 kilograms apocynum a day, even after the apocynum has been prepared for processing, which requires being soaked in water for more than a month. As such, the high labor cost and the low production efficiency has been a significant obstacle to apocynum industrialization for a long time.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated “We are very proud of achieving breakthrough in apocynum straw separation technology. Adding the generation of apocynum production with this proprietary technology undoubtedly positions ingenious to boost efficiency dramatically. We believe that the apocynum industry will be very excited about the robustness of this technology and quality of the production generated as well as the labor cost saved. We expected to harvest and separate 100,000 tons of apocynum by this winter and next spring, which will increase Shineco’s revenue for about 300 million RMB in 2018. In the meantime, encouraged by the China’s preferential tax policy for the agricultural products, we expected our net profit margin can reach 35% in the following year.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com